Exhibit 10.26

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

AS PROVIDED IN THIS NOTE, PAYMENT OF PRINCIPAL, INTEREST AND OTHER AMOUNTS PAYABLE IN RESPECT OF THIS NOTE IS SUBORDINATED AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR OBLIGATIONS (AS SUCH TERM IS DEFINED IN THIS NOTE), AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY SUCH SUBORDINATION PROVISIONS.

SENIOR SUBORDINATED PROMISSORY NOTE

DUE APRIL 1, 2018

$5,000,000	March 31, 2017

FOR VALUE RECEIVED, the undersigned, Numerex Corp., a Pennsylvania corporation (the “Borrower”), promises to pay to Kenneth Rainin Foundation, a California corporation (together with its successors and permitted assigns, the “Holder”), the principal amount of FIVE MILLION AND 00/100 United States Dollars ($5,000,000), together with interest on the unpaid principal amount thereof, in the manner and subject to the terms and conditions provided in this Senior Subordinated Promissory Note (as the same may be amended, restated, amended and restated, modified or supplemented from time to time, this “Note”).

1.           Payments.  Except as otherwise provided herein, all payments under this Note shall be made in immediately available funds to the account that the Holder shall from time to time designate to the Borrower for such purpose.  If any amounts under this Note become due and payable on a day that is not a Business Day, such amounts shall be paid on the next succeeding Business Day and interest shall continue to accrue until such amounts have been paid.  All payments made hereunder shall be applied first, to the payment of any fees or charges outstanding hereunder, second, to accrued interest and third, to the payment of the principal amount outstanding under this Note.  For purposes of this Note, “Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which financial institutions in Oakland, California or Atlanta, Georgia are required or authorized to close.

2.           Principal Payments.  Subject to Section 5 of this Note, the principal amount of this Note shall be due and payable on April 1, 2018 (the “Maturity Date”).

3.           Interest Payments.  This Note shall bear interest at a per annum rate equal to twelve percent (12%) (the “Interest Rate”).  Subject to Section 5 of this Note, the Borrower shall pay accrued interest on the unpaid balance of this Note quarterly in arrears on the third Business Day of each calendar quarter commencing on July 5, 2017 until and including on the Maturity Date (each, an “Interest Payment Date”).  Subject to Section 5 of this Note, interest shall be payable in immediately available funds on the date such interest becomes due and payable, whether on an Interest Payment Date, on the Maturity Date, upon earlier prepayment, upon acceleration or otherwise.  Interest on this Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued and unpaid interest in full.  Interest shall be computed on the basis of a 365 (or 366, as applicable)-day year and the number of actual days elapsed.

4.           Optional Prepayment.  Subject to Section 5 of this Note, the Borrower shall have the right at any time to prepay, without premium or penalty, the outstanding principal amount hereof, in whole or in part, at any time and from time to time after the date hereof.  On the date of any prepayment as provided herein, the Borrower shall pay all then accrued and unpaid interest on the amount so prepaid, up to and including the date of such prepayment.

5.           Subordination.  Notwithstanding any contrary provision set forth herein, the Holder agrees, by its acceptance of this Note, for itself and each future holder of this Note or any portion hereof (the Holder and any such future holder being hereinafter referred to as the “Subordinated Creditor”), as follows:

(a)          Subordinated to Senior Obligations.  All of the indebtedness, obligations and liabilities evidenced by or related to or arising in connection with this Note (or any note issued upon transfer of this Note) including, without limitation, all principal, interest and other amounts, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated (collectively, the “Subordinated Obligations”) shall at all times be wholly subordinate and junior in right of payment to the prior payment in full of all Senior Obligations to the extent and in the manner provided in this Section 5.

For purposes of this Note,

(1)         “United States Bankruptcy Code” shall mean 11 U.S.C. Section 101 et seq., as amended from time to time.

(2)         “paid in full” or “payment in full” means, with respect to the Senior Obligations, (i) payment in full in cash of the principal and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower regardless of whether any such interest constitutes an allowed claim in any such case, proceeding or other action), on all obligations outstanding under the Senior Credit Documents constituting Senior Obligations, (ii) payment in full in cash of all other Senior Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including, without limitation, legal fees and other expenses, costs or charges which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower regardless of whether any such fees, expenses, costs or charges constitute an allowed claim in any such case, proceeding or other action), and (iii) with respect to any contingent obligations constituting Senior Obligations (other than contingent obligations to the extent that no claim giving rise thereto has been asserted), the cash collateralization of such obligations on terms acceptable to the holders of such obligations (as determined by such holders in their sole discretion);

(3)         “Senior Obligations” means, collectively, all “Obligations” as defined in the Senior Credit Agreement and any and all indebtedness, obligations and liabilities of every kind, nature and description of the Borrower now or hereafter owing or arising under the Senior Credit Documents (as defined below), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, and as such indebtedness, obligations and liabilities may, in accordance clause (i) of this Section 5, be increased, renewed, replaced, refunded or refinanced with the same or different lenders or agents, including, without limitation, the principal amount of, and premium, if any, and accrued interest on (including, without limitation,

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any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower regardless of whether any such interest constitutes an allowed claim in any such case, proceeding or other action) the loans outstanding thereunder, all letter of credit or similar reimbursement obligations arising thereunder and all fees, costs, expenses, charges and indemnities payable thereunder;

(4)         “Senior Credit Documents” means the Senior Credit Agreement and any promissory notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements) and other instruments and agreements executed in connection therewith, in each instance, as amended, restated, amended and restated, modified or supplemented from time to time (or replaced from time to time in connection with a refinancing or replacement of the Senior Obligations); and

(5)         “Senior Credit Agreement” means, collectively, (i) the Term Loan Agreement (as amended, restated, amended and restated, modified or supplemented from time to time, the “Initial Term Loan Agreement”), dated as of March 9, 2014, by and among the Borrower, Numerex Solutions, LLC, NextAlarm, LLC, Cellemetry LLC, Omnilink Systems Inc., Telemetry Services Corporation, Cellemetry Services, LLC, Numerex Government Services LLC, Orbit One Communications, LLC, uBlip, Inc., and Uplink Security, LLC, Crystal Financial LLC as term agent (the “Senior Agent”), and the term lenders party thereto from to time (the “Senior Lenders”), providing for a term loan in the original principal amount of $17,000,000 and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness, obligations or liabilities or other financial accommodations that have been incurred to renew, refund, replace or refinance, in whole or in part, any indebtedness, obligations or liabilities under the Initial Term Loan Agreement or any subsequent Senior Credit Agreement, in each instance, as amended, restated, amended and restated, modified, supplemented, renewed, refunded, restructured, replaced or refinanced in whole or in part from time to time, provided, (x) the aggregate principal amount of the Senior Obligations shall not increase to more than $13,800,000 (plus the amount of any protective overadvances), and (b) the maturity date of the Senior Obligations shall not be extended, in each case as a result of any such renewal, refund, replacement or refinancing without the Holder’s express written consent.

(b)         Subordination in Right of Payment.  Unless and until such time as (1) the Senior Obligations shall have been paid in full and (2) no holder of any Senior Obligation shall have any continuing commitment to provide the Borrower or its subsidiaries with any loan, letter of credit or other financial accommodation that would constitute a Senior Obligation (the time in which clauses (1) and (2) occur being referred to herein as the “Discharge of Senior Obligations”), no payment shall be made by or on behalf of the Borrower for or on account of any Subordinated Obligation, and the Subordinated Creditor shall not take, receive, demand or sue for, directly or indirectly (including, without limitation, by set-off, redemption, purchase or in any other manner) any payment, distribution, prepayment or collateral security for the whole or any part of the Subordinated Obligations (whether in cash, property or securities), whether for the principal or interest thereof or otherwise; provided that, so long as no “Default” or “Event of Default” (as such terms are defined in the Senior Credit Agreement) has occurred and is continuing or would result from the payments contemplated hereunder, the Borrower may make and the Subordinated Creditor may receive regularly scheduled cash payments of interest in accordance with Section 3 of this Note.  For the avoidance of doubt, the Borrower shall not make nor shall any holder

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of Subordinated Obligations receive, any payments of the principal amount outstanding under this Note until a Discharge of the Senior Obligations has occurred.

(c)         No Exercise of Remedies; Limitation on Actions.  The Subordinated Creditor shall not (A) take any action or exercise any rights, remedies or powers under the terms of the Subordinated Obligations, or exercise any other right or remedy at law or equity that the Subordinated Creditor might otherwise possess, to collect any amount due and payable under the Subordinated Obligations, including, but not limited to, the acceleration of the Subordinated Obligations, the making of any demand in respect of the Subordinated Obligations, the commencement of any enforcement action or any foreclosure on any lien or security interest, the filing of any petition in bankruptcy or joining with any other creditor for the commencement of any bankruptcy proceeding or the taking advantage of any other insolvency law of any jurisdiction, unless and until the Discharge of Senior Obligations has occurred or (B) take any actions (including without limitation vote in any way) with respect to the Subordinated Obligations which would (i) impair any rights or interests of the Senior Agent or any Senior Lender under any Senior Credit Document or under this Section 5, (ii) contest the validity or enforceability of the Senior Obligations, any Senior Credit Document, the lien and security interests of the Senior Agent and the Senior Lenders in any collateral securing any of the Senior Obligations, this Section 5 or any of the respective terms hereof or thereof, or (iii) impair the ability of the Senior Agent or any Senior Lender to enforce and collect the Senior Obligations or to preserve, protect and realize upon any collateral securing any of the Senior Obligations.

(d)         Distributions in a Bankruptcy or Insolvency Proceeding, Liquidation, Etc.  (A) In the event of any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Borrower, or the proceeds thereof, to any creditor or creditors of the Borrower, or (B) upon any liquidation, dissolution or other winding-up of the Borrower or its business or by reason of any sale, receivership, insolvency, reorganization or bankruptcy proceedings, assignment for the benefit of creditors, or any arrangement or proceeding by or against the Borrower for any relief under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to the relief of debtors, readjustment of indebtedness, reorganization, composition, or extension, or (C) in the event that any of the Senior Obligations have become, or have been declared to be, due and payable (and have not been paid in full in accordance with their terms), or (D) in the event that the Subordinated Obligations have been declared to be due and payable, then and in any such event, any payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions contained herein, would otherwise be payable or deliverable to the Subordinated Creditor upon or in respect of the Subordinated Obligations in any case, proceeding, assignment, marshalling or otherwise or in respect of any other indebtedness of the Borrower that is subordinated to the payment of this Note, shall instead be paid over or delivered by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, to the Senior Agent for application to the Senior Obligations, and the Subordinated Creditor shall not receive any such payment or distribution or any benefit therefrom unless and until the Discharge of Senior Obligations has occurred.

(e)         Filing of Proofs of Claims, Etc.  The Subordinated Creditor irrevocably authorizes and empowers the Senior Agent (but the Senior Agent shall have no obligation), under the circumstances set forth in clause (A) or (B) of Section 5(d) hereof, to demand, sue for, collect and receive every such payment or distribution referred to in such subsection and give acquittance therefor, and file claims and proofs of claim in any statutory or non-statutory proceeding and take such other proceedings, in its own name, or in the name of the Subordinated Creditor or otherwise, as the Senior Agent may deem necessary or advisable for the enforcement of the provisions of this Note.  The Subordinated Creditor hereby agrees, under the circumstances set forth in clause (A) or (B) of Section 5(d) hereof, (A) duly and

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promptly to take such action as may be requested at any time and from time to time by the Senior Agent to collect the Subordinated Obligations for the account of the Senior Lenders and to file appropriate proofs of claim in respect of the Subordinated Obligations, and to execute and deliver such powers of attorney, assignments or proofs of claim or other instruments as may be requested by the Senior Agent  in order to enable the Senior Agent to enforce any and all claims upon or in respect of, and any security interest and other liens securing payment of, the Subordinated Obligations and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations, (B) that it will consent to, and not object to or oppose, a sale or other disposition of any property securing all or any part of any Senior Obligations free and clear of any claims of the Subordinated Creditor under the United States Bankruptcy Code, or comparable provisions of state law, including Sections 363, 365 and 1129 of the United States Bankruptcy Code, if the Senior Agent has consented to such sale or disposition, and (C) not to object to or oppose any adequate protection sought by the Senior Agent or object to or oppose any motion by the Senior Agent to lift the automatic stay or any other stay in any proceeding.

(f)          Turn-Over Provisions.  Should any payment or distribution or collateral security, or the proceeds of any thereof, of any kind or character, whether in cash, property or securities, be collected or received by the Subordinated Creditor in respect of the Subordinated Obligations, and such collection or receipt is not expressly permitted hereunder, the Subordinated Creditor forthwith will turn over the same to the Senior Agent for application to the Senior Obligations, in the form received (except for the endorsement or the assignment of the Subordinated Creditor when necessary) and, until so turned over, the same shall be held in trust by the Subordinated Creditor as the property of the Senior Agent and the Senior Lenders, and be segregated from other funds and property held by the Subordinated Creditor.

(g)         Assignments, Pledges, Etc.  This Note shall not be transferred, pledged or encumbered to any person without the prior written consent of the Senior Agent in its sole and absolute discretion.  Upon the transfer to any other person of part or all of this Note or the pledge or encumbrance of this Note in compliance with the first sentence of this clause (g), the Subordinated Creditor shall notify the Senior Agent of the name and address of the transferee or transferees or of the person in whose favor the pledge or encumbrance is made (the “Lienholder”), and, in the case of a transfer of part or all of this Note, the principal amount of the Note transferred to each such person, and such transferee or transferees or Lienholder shall have agreed in writing to be bound by the terms of this Note (and until such time as such transferee or transferees or Lienholder has agreed in writing to be so bound, such transfer, pledge or encumbrance shall not be effective for any purpose).

(h)         Required Subordination.  At all times the Subordinated Obligations shall be subject to all of the subordination provisions contained herein and shall be evidenced by a note containing all such subordination provisions.

(i)          No Impairment of Senior Obligations.  The Subordinated Creditor consents that, without further assent by or notice to the Subordinated Creditor, without impairing, abridging, releasing or effecting the subordination provided for herein, (a) any demand for payment of any of the Senior Obligations made by the Senior Agent or any Senior Lender may be rescinded in whole or in part by the Senior Agent or such Senior Lender, as applicable, and any of the Senior Obligations, or the liability of the Borrower or any other party upon or for any part thereof (including any guarantor thereof), or any collateral security therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be increased, renewed, modified, accelerated, compromised, waived, surrendered or released by the Senior Agent or any Senior Lender, as the case may be; provided, that the aggregate principal amount of the Senior Obligations shall not exceed $13,800,000 (plus the amount of any protective overadvances) as a result without the Holder’s express written consent; (b) any document or

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instrument evidencing or governing the terms of any Senior Obligations or any collateral security documents or guaranties or documents in connection therewith may be amended, modified, waived, supplemented or terminated, in whole or in part, and any collateral security at any time held by the Senior Agent or any Senior Lender for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released and any guaranty of the Senior Obligations may be released; (c) the Senior Lenders may exercise or refrain from exercising any right, remedy or power granted by any document or instrument creating, evidencing or otherwise relating to the Senior Obligations, or at law, in equity or otherwise, with respect to the Senior Obligations, or any guaranty thereof, or any collateral security, held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith); and (d) any balance of funds with any bank or other institution at any time standing to the credit of the Borrower or any guarantor of any of the Senior Obligations may, from time to time, in whole or in part, be surrendered or released.

(j)          Limitation on Subrogation Rights.  No payment or distribution to any holder of Senior Obligations shall entitle the Subordinated Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Obligations has occurred.  At such time as the Discharge of Senior Obligations has occurred, the Subordinated Creditor shall be subrogated, to the extent of payments or distributions made to the holders of Senior Obligations pursuant to or by reason of this Section 5, to the rights of the holders of such Senior Obligations until all amounts due under this Note shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of such Senior Obligation of any cash, property or securities to which the Subordinated Creditor would be entitled except for the provisions of this Section 5 shall, as among the Borrower, its creditors (other than holders of such Senior Obligations) and the Subordinated Creditor, be deemed to be a payment by the Borrower to or on account of such Subordinated Obligations, it being understood that the provisions of this Section 5 are solely for the purpose of defining the relative rights of the holders of such Senior Obligations, on the one hand, and the Subordinated Creditor, on the other hand.

(k)         Obligations of the Borrower Unconditional. Nothing contained in this Note is intended to or shall impair, as between the Borrower and the Holder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Holder all amounts owed under this Note, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the Holder and other creditors of the Borrower (other than the holders of Senior Obligations), except as provided in this Section 5.

(l)          Section 5 Not To Prevent Events of Default. The failure to make a payment of any amounts due and payable under this Note by reason of any provision of this Section 5 shall not be construed as preventing the occurrence of an Event of Default under Section 10 hereof.

(m)        Reliance on Subordination.  The Subordinated Creditor by its acceptance hereof acknowledges and agrees that the foregoing subordination provisions, and the other provisions herein that are for the benefit of the Senior Agent and the Senior Lenders, are, and are intended to be, an inducement and a consideration to the Senior Agent and the Senior Lenders to continue to hold the Senior Obligations and to consent to the issuance of this Note and the Senior Agent and such Senior Lenders shall be deemed conclusively to have relied on such subordination and other provisions in acquiring and continuing to hold such Senior Obligations and consenting to the issuance of this Note and shall be deemed a third party beneficiary of such provisions, entitled to the enforcement thereof. This Section 5 is a continuing agreement of subordination and the Senior Lenders may continue to make loans to or otherwise accept the obligations of the Borrower in reliance hereon, without notice to any holder of this Note.

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(n)         Continuing Subordination.  The subordination provisions contained herein (i) are for the benefit of the Senior Lenders and may not be rescinded, cancelled, amended or modified in any way without the prior written consent thereto of the Senior Agent; (ii) shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by the Senior Agent or any Senior Lender upon the insolvency, bankruptcy or reorganization of the Borrower, all as though such payment had not been made; (iii) shall continue to be effective notwithstanding any final judgment affecting the validity or enforceability of the Senior Obligations under Section 548 of the United States Bankruptcy Code, or comparable provisions of state law; and (iv) shall be binding upon the Subordinated Creditor and its successors and assigns, and inure to the benefit of and be enforceable by the Senior Agent and each Senior Lender and its successors and assigns.

(o)         No Waiver.  No failure on the part of the Senior Agent or any Senior Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other by further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(p)         Specific Performance.  The Subordinated Creditor hereby acknowledges that the Senior Agent and the Senior Lenders may demand specific performance of the subordination provisions contained herein, whether or not the Borrower shall have complied with the provisions of the Senior Credit Agreement or any other document or agreement evidencing Senior Obligations applicable to it, at any time when the Subordinated Creditor shall have failed to comply with any provision hereof applicable to it, and the Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy which might be asserted in such circumstance as a bar to the at law remedy of specific performance hereof in any action brought therefor by the Senior Agent or any Senior Lender.

(q)         Amendments and Modifications. Until the Discharge of Senior Obligations has occurred, the Subordinated Creditor covenants and agrees that (i) it will not modify or amend or permit modification or amendment of this Note without obtaining the prior written consent of the Senior Agent (and any amendment or modification without such consent shall be void ab initio) and (ii) it will not cancel or discharge any of the Subordinated Obligations other than upon repayment of any amounts owing under this Note in accordance with the terms hereof, convert or exchange any of the Subordinated Obligations into or for any other indebtedness or equity interest or subordinate any of the Subordinated Obligations to any indebtedness of the Borrower other than the Senior Obligations.

(r)          Authorizations in a Bankruptcy or Insolvency Proceeding.  In any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, the Subordinated Creditor irrevocably authorizes the Senior Lenders: (i) to prove and enforce any claims in respect of the Subordinated Obligations either in the name of the Senior Lenders or in the name of the Subordinated Creditor as the attorney-in-fact of the Subordinated Creditor; (ii) to vote claims comprising the Subordinated Obligations and to accept or reject on behalf of the Subordinated Creditor any plan proposed in connection with such case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower; (iii) to accept and execute receipts for any payment or distribution made with respect to any and all Subordinated Obligations; and (iv) to take action and to execute any instruments necessary to effectuate the foregoing either in the name of the Senior Lenders or in the name of the Subordinated Creditor as its attorney-in-fact.

(s)         Subordinated Obligations to be Unsecured.  Notwithstanding anything to the contrary contained herein or elsewhere, the Subordinated Obligations shall at all times be unsecured.  The Subordinated Creditor shall not seek to obtain, and shall not take, accept, obtain or have, any lien or

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security interest in or on any asset or property of the Borrower or any of its affiliates as security for all or any part of the Subordinated Obligations.  Neither the Borrower nor any subsidiary or affiliate thereof shall grant and no holder of Subordinated Indebtedness shall take a lien or security interest in any property or other assets to secure any of the Subordinated Obligations until such time as the Discharge of Senior Obligations has occurred.  Any agreement, document or action that purports to grant a lien or security interest to the Subordinated Creditor on any asset or property of the Borrower or any of its affiliates as security for any Subordinated Obligations shall be null and void and of no force and effect and the Subordinated Creditor shall promptly execute and deliver to any Senior Lender such documents, agreements and instruments, and take such other actions, as such Senior Lender shall request to evidence that such liens and security interests are of no force and effect. Any Senior Lender may release any lien taken to secure any of the Subordinated Obligations in violation of this provision and the Subordinated Creditor hereby irrevocably authorizes, empowers and appoints each Senior Lender as its agent and attorney-in-fact to prepare, execute, verify, deliver and file such documentation necessary to release any such lien.

(t)          Purchase Option.

(i)  Without prejudice to the enforcement of the remedies of the Senior Agent and the Senior Lenders, at any time within the twenty (20) calendar day period following the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, the Subordinated Creditor shall have the right, but not the obligation, to purchase all (but not less than all) of the Senior Agent’s and the Senior Lenders’ right, title and interest in and to the Senior Obligations (the “Senior Interest”, and such right, the “Purchase Option”); provided, that the Purchase Option shall expire if the Subordinated Creditor fails to deliver written notice (the “Purchase Notice”) to the Senior Agent of the Subordinated Creditor’s exercise of the Purchase Option within such twenty (20) calendar day period.  The Purchase Notice, if given, shall be irrevocable.  Upon receipt of the Purchase Notice by the Senior Agent, the Subordinated Creditor shall have from the date of such receipt to and including the date that is five (5) Business Days after the date of such receipt to purchase the Senior Interest in accordance herewith (the date of such purchase, the “Purchase Date”).

(ii)  On the Purchase Date, the Senior Agent and the Senior Lenders shall, subject to any required approval of any Governmental Authority, sell to the Subordinated Creditor the Senior Interest, and the Subordinated Creditor shall (A) pay to the Senior Agent as the purchase price therefor, for the benefit of the Senior Lenders, as directed by the Senior Agent, in immediately available funds, the full amount of all Senior Obligations then outstanding, including all accrued and unpaid interest and fees thereon, all in the amounts specified by the Senior Agent and determined in accordance with the Senior Credit Documents, and (B) agree to reimburse the Senior Agent and the Senior Lenders for any loss, cost, damage or expense (x) resulting from the granting of provisional credit for any checks, wire or ACH transfers that are reversed or not final or other payments provisionally credited to the Senior Obligations under the Senior Credit Documents and as to which the Senior Agent and the Senior Lenders have not yet received final payment as of the Purchase Date, and (y) for any indemnification obligations (other than on account of indemnification obligations for unknown claims as of the Purchase Date).  Such purchase price shall be remitted by wire transfer in immediately available funds to such bank account of the Senior Agent (for the benefit of the Senior Lenders) as the Senior Agent shall have specified in writing to the Subordinated Creditor.  Interest and fees shall be calculated to but excluding the Purchase Date if the amounts so paid by the Subordinated Creditor to the bank account designated by the Senior Agent are received in such bank account prior to 11:00 a.m., New York time, and interest shall be calculated to and including the Purchase Date if the amounts so paid by the Subordinated Creditor to the bank account designated by the Senior Agent are received in such bank account after 11:00 a.m., New York time.

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(iii)  Such purchase shall be expressly made without representation or warranty of any kind by the Senior Agent or the Senior Lenders as to the Senior Interest so purchased or otherwise and without recourse to the Senior Agent or the Senior Lenders, except that the Senior Agent and each Senior Lender shall represent and warrant: (A) that the amount quoted by such party as its portion of the purchase price represents the amount shown as owing in respect of the claims transferred as reflected on its books and records, (B) that such party owns, or has the right to transfer to the Subordinated Creditor, such party’s respective portion of the Senior Interest being transferred, and (C) that such transfer will be free and clear of liens of such party.

(iv)  Upon the consummation of the purchase of the Senior Interest in accordance herewith, the Senior Agent shall be deemed to have resigned as an “agent”, “administrative agent”, and “collateral agent” for itself and the other secured parties under the Senior Credit Documents; provided, that the Senior Agent shall be entitled to all of the rights and benefits of a former “agent”, “administrative agent” or “collateral agent” under the Senior Credit Documents.  Notwithstanding the purchase of the Senior Interest by the Subordinated Creditor, the Senior Agent and the other secured parties under the Senior Credit Documents shall retain those contingent indemnification obligations and other obligations owing or to be owing to them under the Senior Credit Documents, which by their express terms would survive any repayment of the Senior Obligations.

(v)  If the Subordinated Creditor fails to exercise the Purchase Option or fails to close the purchase of the Senior Interest, in each case, in accordance herewith, then the Senior Agent and the Senior Lenders shall have no further obligations to the Subordinated Creditor under this clause (t).

6.           Representations and Warranties of the Borrower. The Borrower represents and warrants to the Holder on the date hereof:

(a)         Existence. The Borrower is a corporation duly incorporated, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania.

(b)         Power and Authority.  The Borrower has the requisite power and authority to own its property and assets and to carry on its business as now conducted and is qualified or licensed to do business in every jurisdiction where such qualification or licensing is required, except where the failure to be so qualified or licensed could not reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, assets, operations or financial condition of the Borrower or impair the validity or enforceability of, or the ability of the Borrower to perform its obligations under, this Note (a “Material Adverse Effect”).  The Borrower has the requisite power and authority to execute and deliver this Note and to perform its obligations hereunder.

(c)         Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action. The Borrower has duly executed and delivered this Note.

(d)         Interested Director.  The Borrower acknowledges that one of the members of the Borrower’s Board of Directors has a financial or other interest in the Holder such that he could be considered an interested director for purposes of Section 1728 of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (“Section 1728”) with respect to transactions contemplated by this Note.  Accordingly, the Borrower represents and warrants that the terms of this Note and the transactions contemplated hereby have been negotiated between the Borrower and the Holder on

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an arms’ length basis and have been approved by the Borrower’s Board of Directors in accordance with the standards and procedures set forth in Section 1728.

(e)         No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note except for such notices that have been provided on or prior to the date hereof.

(f)          No Violations. The execution and delivery of this Note and the consummation by the Borrower of the transactions contemplated hereby do not and will not (i) violate any provision of the Borrower’s organizational documents; ii) violate any Law or Order applicable to the Borrower or by which any of its properties or assets may be bound; or (iii) constitute a default under any material agreement or contract by which the Borrower may be bound.

(g)         Enforceability. This Note is a valid, legal and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

For purposes of this Note:

(1)         “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank);

(2)         “Law” means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon; and

(3)         “Order” means any order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority.

7.           Representations and Warranties of the Holder. The Holder, by its acceptance of this Note, represents and warrants to the Borrower that:

(a)         Existence. The Holder is duly incorporated, validly existing and in good standing under the laws of the State of California.

(b)         Authorization; Execution and Delivery. The acquisition of this Note by the Holder has been duly authorized by all necessary corporate action.

(c)         No Violations. The acquisition of this Note does not and will not (a) violate any provision of the Holder’s organizational documents; (b) violate any Law or Order applicable to the Holder or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Holder may be bound.

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(d)         Securities Laws.

(i)          The Holder is acquiring this Note for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof in any transaction that would be in violation of state or federal securities laws.

(ii)         The Holder is a sophisticated purchaser with respect to the purchase of this Note and is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (including the rules and regulations of the Securities and Exchange Commission thereunder, the “Securities Act”).

(iii)        The Holder acknowledges and understands that (i) this Note constitutes a restricted security under the Securities Act, (ii) the offer and sale of this Note has not been registered under the Securities Act or the securities laws of any state in reliance upon certain exemptions from such registration and that the Borrower is relying on the representations made herein by the Holder in its determination of whether such specific exemptions are available, and (iii) this Note may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable state securities laws or in a transaction exempt from such registration.  The Holder acknowledges that: (1) it has no right to require registration of this Note under the Securities Act or any state securities laws, and (2) there is not now and is not contemplated to be any public market for this Note.  As a result, the Holder is prepared and is able to bear the economic risk of an investment in this Note for an indefinite period of time.

(iv)        The Holder (i) has been furnished with or has had access to all material books and records of the Borrower and its subsidiaries and all of their respective material contracts, agreements and documents and (ii) has had an opportunity to ask questions of, and receive answers from, management and representatives of the Borrower and its subsidiaries and which representatives have made available to them such information regarding the Borrower and its subsidiaries and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order to make a fully informed decision to purchase and acquire this Note.  The Holder has generally such knowledge and experience in business and financial matters as to enable it to understand and evaluate the risks of an investment in this Note and form an investment decision with respect hereto.  The Holder acknowledges that none of the Borrower or its subsidiaries has given such Holder any investment advice, credit information or opinion as to whether the purchase of this Note is prudent.

(e)         Interested Director.  The Holder acknowledges that one of the members of the Borrower’s Board of Directors has a financial or other interest in the Holder such that he could be considered an interested director for purposes of Section 1728 with respect to transactions contemplated by this Note.  Accordingly, the Holder represents and warrants that the terms of this Note and the transactions contemplated hereby have been negotiated between the Borrower and the Holder on an arms’ length basis.

8.           Affirmative Covenants. The Borrower hereby covenants and agrees with the Holder that, so long as this Note or any provision hereof shall remain in effect, or the principal of or interest on this Note or other obligation hereunder or with respect to this Note shall be unpaid or outstanding, the Borrower shall do as follows:

(a)         Payment of Taxes. Pay all  taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority upon its properties or assets or in respect of its franchises, business, income or profits before any penalty accrues thereon, unless the amount,

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applicability or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained by the Borrower if required in accordance with U.S. generally accepted accounting principles.

(b)         Compliance with Laws. Comply in all respects with all applicable Laws if noncompliance therewith could reasonably be expected to result in a Material Adverse Effect.

(c)         Preservation of Existence and Licenses. Preserve and maintain its existence and its rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified as a foreign entity in each jurisdiction in which the failure to do so could result in a Material Adverse Effect.

(d)         Maintenance of Assets. Maintain, repair, replace or declare obsolete its material tangible assets in good condition and repair in accordance with the requirements of its business and affairs.  Maintain its material intellectual property and its exclusive rights to use and exploit or license any intellectual property, and defend all material interferences or material infringements therewith.  Maintain its real property and not commit waste with respect thereto.

(e)         Use of Proceeds. Use the proceeds of this Note to immediately prepay $5,000,000 of the Senior Obligations.

(f)          Deal Expenses.  The Borrower shall reimburse the Holder for (a) all of its legal expenses, and (b) other expenses of up to $10,000, in each case incurred by the Holder in connection with analyzing, negotiating and finalizing the terms of this Note.

(g)         Executive Committee.  The Borrower shall use its best efforts to ensure that, within 60 days of the closing date for this Note, Brian Igoe is added as a member of the Borrower’s ad hoc Executive Committee formed to consider the Borrower’s strategic alternatives, which committee currently consists of Tony Holcombe, Andy Ryan, Eric Singer and Stratton Nicolaides.

9.           Negative Covenants. The Borrower hereby covenants and agrees with the Holder as follows:

(a)         Indebtedness. The Borrower will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur or suffer to exist any Indebtedness (as defined in the Initial Term Loan Agreement), except the following: (i) the obligations hereunder, (ii) Indebtedness existing on the date hereof (provided, for such purposes, any Indebtedness arising under the Senior Obligations that is repaid with the proceeds of this Note shall not be deemed to be existing on the date hereof), (iii) Indebtedness permitted under the Initial Term Loan Agreement, (iv) Indebtedness incurred in the ordinary course of business (provided it is permitted under the Senior Credit Documents) and (v) Indebtedness incurred under a Senior Credit Agreement to replace or refinance the Senior Obligations under the Initial Term Loan Agreement; provided, however, that the obligations under this Note shall be at least pari passu to all Indebtedness other than the Senior Obligations.

(b)         Liens.  The Borrower will not, and will not permit any of its subsidiaries to, create, incur or suffer to exist any Lien (as defined in the Initial Term Loan Agreement) in, of or on its property (whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom), except the following: (i) Liens existing on the date hereof, (ii) Permitted Liens (as defined in the Initial Term Loan Agreement) and (iii) Liens incurred in the ordinary course of the business (provided they are permitted under the Senior Credit Documents).

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(c)         Minimum Adjusted EBITDA. The Borrower shall not permit Adjusted EBITDA (as defined in the Initial Term Loan Agreement), as of the last day of any quarter (for the immediately preceding twelve (12) month period) set forth below to be less than the minimum amount set forth in the table below opposite such date:

Quarter	Minimum Adjusted EBITDA
March 31, 2017	$1,750,000
June 30, 2017	$1,900,000
September 30, 2017	$2,400,000
December 31, 2017, and the last day of each fiscal quarter thereafter	$4,400,000

(d)         Maximum Consolidated Total Net Leverage. The Borrower shall not permit the Consolidated Total Net Leverage (as defined in the Initial Term Loan Agreement), as of the last day of any quarter (for the immediately preceding twelve (12) month period) set forth below, to be greater than the maximum ratio set forth in the table below opposite such date:

Quarter	Maximum Consolidated Total Net Leverage
March 31, 2017	3.50 : 1.00
June 30, 2017	3.00 : 1.00
September 30, 2017	2.50 : 1.00
December 31, 2017 and the last day of each fiscal quarter thereafter	2.00 : 1.00

10.         Event of Default.  Each of the following events shall constitute an “Event of Default” hereunder:

(a)         if the Borrower shall default in the payment when due of principal or interest under this Note, and such default shall continue for a period of five (5) Business Days thereafter;

(b)         if the Borrower fails to observe or perform any affirmative covenant, negative covenant or other agreement set forth in this Note and such default is not remedied within thirty (30) days after notice of such default by the Holder; provided, if the Borrower shall fail to comply with the affirmative covenant set forth in Section 8(e) of this Note within one (1) Business Day of the Holder’s remittance of the principal amount of this Note to the Borrower, then the Holder may, in its discretion, immediately declare an Event of Default to have occurred with respect to this Note;

(c)         any representation or warranty made by the Borrower in this Note proves to have been untrue, incomplete or misleading in any material respect when made or when deemed to have been made and such breach is not remedied (if it is capable of being remedied) within thirty (30) days after notice of such default by the Holder;

(d)         if, pursuant to or within the meaning of any federal or state bankruptcy or insolvency law (a “Debtor Relief Law”), the Borrower shall (i) commence a voluntary bankruptcy, insolvency or similar case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar

13

official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;

(e)         if an involuntary case or other proceeding shall be commenced against the Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official having power to dispose of the Borrower’s assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower under any Debtor Relief Law as now or hereafter in effect; or

(f)          subject to the restrictions and limitations in Sections 5 and 10, if an event of default occurs under the Senior Credit Documents for any reason and the Senior Obligations have been accelerated, or an event of default occurs with respect to any Indebtedness with an unpaid principal amount in excess of $250,000 for any reason, if the effect of such event of event of default is to cause such Indebtedness to be accelerated.

The Borrower agrees that, upon becoming actually aware of the occurrence and continuance of an Event of Default hereunder, the Borrower shall provide prompt written notice thereof to the Holder and the Senior Agent.

11.         Remedies.  Subject to the restrictions and limitations in Sections 5 and 10, upon the occurrence and during the continuance of an Event of Default hereunder (unless all Events of Default have been cured by the Borrower or waived by the Holder), the Holder may, at its option, (i) by written notice to the Borrower, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable Law, including, without limitation, the right to collect from the Borrower all sums due under this Note.  Upon the occurrence and during the continuance of an Event of Default hereunder (until such time that all Events of Default have been cured by the Borrower or waived by the Holder), the interest rate on this Note shall increase to fourteen percent (14%) or, if lower, the highest interest rate permitted under applicable law.

12.         Transfer.  This Note may not be transferred or assigned by the Holder without the prior written consent of the Borrower and any such assignment shall comply with the provisions of Section 5(g) of this Note; provided, the Borrower agrees that it will not withhold its consent to a transfer by the Holder of all or a portion of this Note to one or more affiliates of the Holder subject to compliance with the provisions of Section 5(g) of this Note and applicable Law.

13.         Waiver.  The rights and remedies of the parties under this Note shall be cumulative and not alternative. No waiver by any party of any right or remedy under this Note shall be effective unless in writing and signed by the party from whom such waiver is sought.  Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by either party will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right of either party arising out of this Note can be discharged by such party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by such party; (b) no waiver that may be given by either party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on the either party will be deemed to be a waiver of any obligation of such party or of the right of either party to take further action without notice or demand as provided in this Note.

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14.         Replacement Note.  Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Borrower, the Borrower will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

15.         Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by hand or overnight courier service or sent by certified or registered mail and addressed as set forth below.  Any notice or other communication shall be deemed to have been received (i) if delivered by hand, when personally delivered, (ii) if delivered by overnight courier service, one (1) business day after delivery to such courier service and (iii) if sent by certified or registered mail, five (5) days after the date of deposit in the United States mails, postage prepaid.

If to the Borrower:

Numerex Corp.

400 Interstate North Parkway, 13th Floor

Atlanta, GA  30339

Email:	kgayron@numerex.com

ehyun@numerex.com

Telephone:	(770) 615-1410

(770) 615-1431

Attention:	Kenneth Gayron

Eugene Hyun

With a copy (which shall not constitute notice) to:

Andrew J. Ryan

The Ryan Law Group LLP

14 E. 4th St., Suite 406

New York, NY 10012

Email: ar@trlg-llp.com

If to the Holder:

Kenneth Rainin Foundation

155 Grand Avenue, Suite 1000

Oakland, CA 94612

Attn: Jose Flores

If to the Senior Agent:

Crystal Financial LLC

Two International Place, 17th Floor

Boston, MA 02110

Attention:   Christopher Arnold

or, in the case of any party, at such other address as such party shall designate by a written notice to each other party.

16.         Amendment.  Subject to Section 5(q) of this Note, this Note may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be

15

waived, only by written instrument signed by the Borrower and the Holder, and, in the case of a waiver, by the party waiving compliance.

17.         Severability.  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

18.         GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.

19.         Jurisdiction; Venue; Waiver of Jury Trial. (a) The Borrower and the Holder hereby irrevocably and unconditionally (i) agree that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submit to the non-exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower or the Holder in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)         The Borrower and the Holder irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in this Section 19 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)         THE BORROWER AND THE HOLDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

20.         Entire Agreement.  This Note contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

21.         Costs and Expenses of Collection.  Subject to Section 5 of this Note, the Borrower shall reimburse the Holder for all reasonable costs and expenses (including reasonable legal fees and disbursements) incurred by the Holder in connection with the collection or attempted collection of the payment of this Note through legal proceedings or otherwise following an Event of Default.

22.         Usury.  Anything in this Note to the contrary notwithstanding, it is expressly stipulated and agreed that the intent of the Borrower and the Holder is to comply at all times with all usury and other Laws relating to this Note.  If the Laws of the State of New York or any other jurisdiction would now or hereafter render usurious, or are revised, repealed or judicially interpreted so as to render usurious, the indebtedness evidenced by this Note, then it is the Borrower’s and the Holder’s express intent that all excess amounts theretofore collected by the Holder be credited to the principal balance of this Note (or, if the Note has been paid in full, refunded to the Borrower), and the provisions of this Note immediately be deemed reformed and the amounts therefore collectible hereunder reduced, without the

16

necessity of execution of any new document, so as to comply with the then applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

23.         Indemnity for Returned Payments.  If, after receipt of any payment or application of proceeds which is applied to the payment of all or any part of the obligations outstanding or payable hereunder, the Holder is for any reason compelled to surrender such payment or proceeds to any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or any other entity of whatever nature because such payment or application of proceeds is invalidated, declared fraudulent, set aside, rescinded, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the obligations or part thereof intended to be satisfied by such payment or application shall be revived and continued and this Note shall continue in full force as if such payment or proceeds had not been received by the Holder and the Borrower shall be liable to pay the amount of such payment or proceeds, and interest thereon, to the Holder, subject to Section 5 of this Note.

24.         General Indemnification.  The Borrower hereby agrees to indemnify the Holder for, and hold the Holder harmless from and against:  (a) any and all damages, losses, claims and other liabilities of any kind, including, judgments and costs of settlement, and (b) any and all out-of-pocket costs and expenses of any and every kind, including, without limitation, reasonable fees and disbursements of counsel for such Holder, in each case, arising out of or suffered or incurred in connection with a claim made or brought by any person other than the Borrower with respect to any of the following: (i) any misrepresentation or any breach of any warranty made by the Borrower in this Note and (ii) any breach or non-fulfillment of any covenant or agreement made by the Borrower in this Note.

[SIGNATURE PAGE FOLLOWS]

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NUMEREX CORP., as Borrower

By:
Name:
Title:

Acknowledged:

KENNETH RAININ FOUNDATION, as Holder

By:
Name:
Title:

Signature Page – Senior Subordinated Promissory Note